The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated March 24, 2017

Preliminary Pricing Supplement (To the Prospectus dated July 18, 2016, the Prospectus Supplement dated July 18, 2016 and the Index Supplement dated July 18, 2016)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-212571

$[•]

Phoenix AutoCallable Notes due March 31, 2022

Linked to the Lesser Performing Reference Asset

of the EURO STOXX 50® Index and the iShares® Nasdaq Biotechnology ETF

Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	March 28, 2017
Issue Date:	March 31, 2017
Final Valuation Date:*	March 28, 2022
Maturity Date:*	March 31, 2022
Reference Assets:	The EURO STOXX 50® Index (the “EURO STOXX 50 Index”) and the iShares® Nasdaq Biotechnology ETF (the “Biotechnology Fund”), as noted in the following table:

	Reference Asset	Bloomberg Ticker	Initial Level	Coupon Barrier Level	Barrier Level
	EURO STOXX 50 Index	SX5E <Index>	[•]	[•]	[•]
	Biotechnology Fund	IBB UQ <Equity>	$[•]	$[•]	$[•]

The EURO STOXX 50 Index and the Biotechnology Fund are each referred to in this preliminary pricing supplement as a “Reference Asset” and collectively as the “Reference Assets”
Automatic Call:

If, on any Observation Date prior to the Final Valuation Date, the Closing Level of each Reference Asset is equal to or greater than its respective Initial Level, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the Redemption Price payable on the Call Settlement Date. No further amounts will be payable on the Notes after the Call Settlement Date.

Payment at Maturity:

If the Notes are not automatically called prior to maturity, and if you hold your Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note that you hold (in each case, subject to our credit risk and in addition to any Contingent Coupon that may be payable on such date) determined as follows:

▪                  If the Final Level of the Lesser Performing Reference Asset is equal to or greater than its Barrier Level, you will receive a payment of $1,000 per $1,000 principal amount Note

▪                  If the Final Level of the Lesser Performing Reference Asset is less than its Barrier Level, you will receive an amount per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of Lesser Performing Reference Asset]

If the Notes are not automatically called, and if the Final Level of the Lesser Performing Reference Asset is less than its Barrier Level, your Notes will be fully exposed to the negative performance of the Lesser Performing Reference Asset. You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes, including any Contingent Coupons and any payment upon an Automatic Call or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this preliminary pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Consent to U.K. Bail-in Power:

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PPS-1 of this preliminary pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.00%	100.00%
Total	$[•]	$[•]	$[•]	$[•]

(1)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $941.00 and $981.00 per Note.  The estimated value is expected to be less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-2 of this preliminary pricing supplement.

(2)          Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-7 of the prospectus supplement and on and “Selected Risk Considerations” beginning on page PPS-8 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of either Barclays PLC or Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Contingent Coupon:

$100.00 per $1,000 principal amount Note, which is 10.00% of the principal amount per Note (20.00% per annum)

If the Closing Level of each Reference Asset on any Observation Date is equal to or greater than its respective Coupon Barrier Level, you will receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Closing Level of either Reference Asset is less than its Coupon Barrier Level on any Observation Date, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Observation Dates:*	The 28th of each March and September during the term of the Notes, beginning in September 2017 and ending on and including the Final Valuation Date
Contingent Coupon Payment Dates:*

With respect to any Observation Date, the fifth business day after such Observation Date, provided that the Contingent Coupon Payment Date with respect to the Final Valuation Date will be the Maturity Date

Call Settlement Date:*	The Contingent Coupon Payment Date following the Observation Date on which an Automatic Call occurs
Initial Level:	With respect to a Reference Asset, the Closing Level on the Initial Valuation Date, as noted in the table above
Coupon Barrier Level:	With respect to a Reference Asset, 85.00% of its Initial Level (rounded to two decimal places), as noted in the table above
Barrier Level:**	With respect to a Reference Asset, [76.50% – 77.00%] of its Initial Level (rounded to two decimal places), as noted in the table above
Final Level:	With respect to a Reference Asset, the Closing Level of such Reference Asset on the Final Valuation Date
Redemption Price:	$1,000 per $1,000 principal amount Note that you hold, plus the Contingent Coupon that will otherwise be payable on the Call Settlement Date
Lesser Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth below
Reference Asset Return:	With respect to a Reference Asset, the performance of such Reference Asset from the Initial Level to the Final Level, calculated as follows: Final Level – Initial Level Initial Level
Closing Level:

With respect to a Reference Asset, on any date, the official closing level or price per share, as applicable, of that Reference Asset published at the regular weekday close of trading on that date as displayed on the applicable Bloomberg Professional® service page noted above or any successor page on Bloomberg Professional® service or any successor service, as applicable

Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06741VPV8 / US06741VPV89

*                  Subject to postponement, as described under “Additional Terms of the Notes” in this preliminary pricing supplement.

**     The actual Barrier Level will be determined on the Initial Valuation Date and will not be greater than 77.00% of the Initial Level

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this preliminary pricing supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

•                  Prospectus Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

•                  Index Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257.  As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in the respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this preliminary pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

PPS-1

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The range of the estimated values of the Notes referenced above may not correlate on a linear basis with the Barrier Level range set forth in this preliminary pricing supplement.  We determined the size of such range based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Notes. The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on or prior to the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-8 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

PPS-2

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•                  You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income

•                  You understand and accept that any positive return on your investment will be limited to the Contingent Coupons that you may receive on your Notes

•                  You are willing to accept the risk that you may lose some or all of the principal amount of your Notes

•                  You do not anticipate that the level of either Reference Asset will fall below its Coupon Barrier Level on any Observation Date or its Barrier Level on the Final Valuation Date

•                  You understand and accept the risks that (a) you will not receive a Contingent Coupon if the Closing Level of only one Reference Asset is less than its Coupon Barrier Level on an Observation Date and (b) you will lose some or all of your principal if the Closing Level of only one Reference Asset is less than its Barrier Level on the Final Valuation Date

•                  You understand and accept the risk that, if your Notes are not automatically called prior to maturity, the payment at maturity will be based solely on the Reference Asset Return of the Lesser Performing Reference Asset

•                  You are willing to accept the risks associated with an investment linked to the performance of the Reference Assets

•                  You are willing to accept the risk that the Notes may be automatically called prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield

•                  You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the notes to maturity if the Notes are not automatically called

•                  You are willing to assume our credit risk for all payments on the Notes

•                  You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

The Notes may not be a suitable investment for you if any of the following statements are true:

•                  You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income

•                  You seek an investment that provides for the full repayment of principal at maturity and you are unwilling to accept the risk that you may lose some or all of the principal amount of your Notes

•                  You seek an investment the return on which is not limited to the Contingent Coupons that may be payable on the Notes

•                  You anticipate that the level of at least one Reference Asset will decline during the term of the Notes such that the level of at least one Reference Asset is less than its Coupon Barrier Level on one or more Observation Dates and/or the Final Level of at least one Reference Asset is less than its Barrier Level

•                  You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Assets

•                  You are unwilling or unable to accept the risk that negative performance of only one Reference Asset may cause you to not receive Contingent Coupons and/or suffer a loss of principal at maturity, regardless of the performance of the other Reference Asset

•                  You are unwilling or unable to accept the risk that the Notes may be automatically called prior to scheduled maturity

•                  You seek an investment for which there will be an active secondary market or and/or you are unable or unwilling to hold the Notes to maturity if they are not automatically called

•                  You are unwilling or unable to assume our credit risk for all payments on the Notes

•                  You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

You must rely on your own evaluation of the merits of an investment in the Notes.  You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement, the prospectus and the index supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

ADDITIONAL TERMS OF THE NOTES

The scheduled Observation Dates (including the Final Valuation Date), the Contingent Coupon Payment Dates, any Call Settlement Date and the Maturity Date are subject to postponement in certain circumstances, as described under “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

In addition, the Reference Assets and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” and “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement.

PPS-3

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON A SINGLE CONTINGENT COUPON PAYMENT DATE

The following examples demonstrate the circumstances under which you may receive a Contingent Coupon on a hypothetical Contingent Coupon Payment Date. The numbers appearing in these tables are purely hypothetical and are provided for illustrative purposes only. These examples do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪                  Hypothetical Initial Level of each Reference Asset: 100.00*

▪                  Coupon Barrier Level for each Reference Asset: 85.00 (85.00% of the hypothetical Initial Level set forth above)

▪                  Contingent Coupon: $100.00 per $1,000 principal amount Note

* The hypothetical Initial Level of 100.00 and the hypothetical Coupon Barrier Level of 85.00 for each Reference Asset have been chosen for illustrative purposes only and do not represent likely Initial Levels or Coupon Barrier Levels for either Reference Asset. The Initial Level for each Reference Asset will be equal to its Closing Level on the Initial Valuation Date and the Coupon Barrier Level for each Reference Asset will be equal to 85.00% of the Initial Level.

For information about recent prices and levels of each Reference Asset, please see “Information Regarding the Reference Assets” in this preliminary pricing supplement.

Example 1: The Closing Level of each Reference Asset is greater than its Coupon Barrier Level on the relevant Observation Date.

Reference Asset	Closing Level on Relevant Observation Date
EURO STOXX 50 Index	95.00
Biotechnology Fund	105.00

Because the Closing Level of each Reference Asset is greater than its respective Coupon Barrier Level, you will receive a Contingent Coupon of $100.00, or 10.00% of the principal amount per Note, on the related Contingent Coupon Payment Date.

Example 2: The Closing Level of one Reference Asset is greater than its Coupon Barrier Level on the relevant Observation Date and the Closing Level of the other Reference Asset is less than its Coupon Barrier Level.

Reference Asset	Closing Level on Relevant Observation Date
EURO STOXX 50 Index	135.00
Biotechnology Fund	55.00

Because the Closing Level of at least one Reference Asset is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Example 3: The Closing Level of each Reference Asset is less than its Coupon Barrier Level on the relevant Observation Date.

Reference Asset	Closing Level on Relevant Observation Date
EURO STOXX 50 Index	55.00
Biotechnology Fund	50.00

Because the Closing Level of at least one Reference Asset is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Examples 2 and 3 demonstrate that you may not receive a Contingent Coupon on a Contingent Coupon Payment Date. If the Closing Level of either Reference Asset is below its Coupon Barrier Level on each Observation Date, you will not receive any Contingent Coupons during the term of your Notes.

In each of the examples above, because the Closing Level of at least one Reference Asset is below its Initial Level on the relevant Observation Date, the Notes would not be called on the related Contingent Coupon Payment Date. Your Notes will be automatically called only if the Closing Level of each Reference Asset on any Observation Date prior to the Final Valuation Date is equal to or greater than its respective Initial Level.

PPS-4

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE UPON AUTOMATIC CALL

The following table illustrates the hypothetical total return upon an automatic call under various circumstances.  The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing the aggregate payments per $1,000 principal amount Note to $1,000.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The numbers appearing in the following tables and examples have been rounded for ease of analysis.  The hypothetical examples below do not take into account any tax consequences from investing in the Notes.

Example 1: The Notes are automatically called on the first Observation Date.

Observation Date	Is Closing Level of Either Reference Asset Less Than Coupon Barrier Level?	Is Closing Level of Either Reference Asset Less Than Initial Level?	Payment on Contingent Coupon Payment Date (per $1,000 principal amount Note)
1	No	No	$1,100.00

Because the Closing Level of each Reference Asset on the first Observation Date is equal to or greater than its Initial Level, the Notes are automatically called and you will receive the Redemption Price on the related Call Settlement Date.

The Notes will cease to be outstanding after the Call Settlement Date, and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 10.00%.

Example 2: The Notes are automatically called on the fifth Observation Date.

Observation Date	Is Closing Level of Either Reference Asset Less Than Coupon Barrier Level?	Is Closing Level of Either Reference Asset Less Than Initial Level?	Payment on Contingent Coupon Payment Date (per $1,000 principal amount Note)
1	No	Yes	$100.00
2	No	Yes	$100.00
3	Yes	Yes	$0.00
4	Yes	Yes	$0.00
5	No	No	$1,100.00

Because the Closing Level of each Reference Asset on the fifth Observation Date is equal to or greater than its Initial Level, the Notes are automatically called and you will receive the Redemption Price on the related Call Settlement Date.

The Notes will cease to be outstanding after the Call Settlement Date, and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 30.00%.

Each of the examples above demonstrate that the return on your Notes will be limited to the Contingent Coupons that may be payable on the Notes. Each of these examples also demonstrates that if the Closing Level of at least one Reference Asset is less than its Coupon Barrier Level on any Observation Date, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Closing Level of at least one Reference Asset is less than its Coupon Barrier Level on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

PPS-5

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following table illustrates the hypothetical total return at maturity under various circumstances.  The numbers appearing in the following tables and examples have been rounded for ease of analysis.  The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪                  Hypothetical Initial Level of each Reference Asset: 100.00*

▪                  Coupon Barrier Level for each Reference Asset: 85.00 (85.00% of the hypothetical Initial Level set forth above)

▪                  Barrier Level for each Reference Asset: 77.00 (77.00% of the hypothetical Initial Level set forth above)

▪                  You hold your Notes to maturity and the Notes are NOT automatically called prior to maturity

* The hypothetical Initial Level of 100.00, the hypothetical Coupon Barrier Level of 85.00 and the hypothetical Barrier Level of 77.00 for each Reference Asset have been chosen for illustrative purposes only and do not represent likely Initial Levels, Coupon Barrier Levels or Barrier Levels for either Reference Asset. The Initial Level for each Reference Asset will be equal to its Closing Level on the Initial Valuation Date and the Coupon Barrier Level and Barrier Level for each Reference Asset will be calculated as set forth on the cover of this preliminary pricing supplement.

Final Level		Reference Asset Return
EURO STOXX 50 Index	Biotechnology Fund	EURO STOXX 50 Index	Biotechnology Fund	Reference Asset Return of Lesser Performing Reference Asset	Payment at Maturity**
155.00	150.00	55.00%	50.00%	50.00%	$1,000.00
140.00	145.00	40.00%	45.00%	40.00%	$1,000.00
135.00	130.00	35.00%	30.00%	30.00%	$1,000.00
120.00	125.00	20.00%	25.00%	20.00%	$1,000.00
112.00	110.00	12.00%	10.00%	10.00%	$1,000.00
100.00	100.00	0.00%	0.00%	0.00%	$1,000.00
105.00	90.00	5.00%	-10.00%	-10.00%	$1,000.00
80.00	102.00	-20.00%	2.00%	-20.00%	$1,000.00
77.00	100.00	-23.00%	0.00%	-23.00%	$1,000.00
70.00	105.00	-30.00%	5.00%	-30.00%	$700.00
60.00	80.00	-40.00%	-20.00%	-40.00%	$600.00
130.00	50.00	30.00%	-50.00%	-50.00%	$500.00
40.00	50.00	-60.00%	-50.00%	-60.00%	$400.00
115.00	30.00	15.00%	-70.00%	-70.00%	$300.00
20.00	55.00	-80.00%	-45.00%	-80.00%	$200.00
50.00	10.00	-50.00%	-90.00%	-90.00%	$100.00
0.00	105.00	-100.00%	5.00%	-100.00%	$0.00

**  Per $1,000 principal amount Note, and excluding the final Contingent Coupon (if one is payable on the Maturity Date)

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Final Level of the EURO STOXX 50 Index is 120.00 and the Final Level of the Biotechnology Fund is 125.00.

Because the EURO STOXX 50 Index has the lower Reference Asset Return, the EURO STOXX 50 Index is the Lesser Performing Reference Asset. Because the Final Level of the Lesser Performing Reference Asset is greater than its Initial Level (and, accordingly, not less than its Barrier Level), you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon that will otherwise be payable on the Maturity Date).

Example 2: The Final Level of the EURO STOXX 50 Index is 105.00 and the Final Level of the Biotechnology Fund is 90.00.

Because the Biotechnology Fund has the lower Reference Asset Return, the Biotechnology Fund is the Lesser Performing Reference Asset. Because the Final Level of the Lesser Performing Reference Asset is not less than its Barrier Level, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon that will otherwise be payable on the Maturity Date).

Example 3: The Final Level of the EURO STOXX 50 Index is 80.00 and the Final Level of the Biotechnology Fund is 102.00.

Because the EURO STOXX 50 Index has the lower Reference Asset Return, the EURO STOXX 50 Index is the Lesser Performing Reference Asset.  Because the Final Level of the Lesser Performing Reference Asset is not less than its Barrier Level, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold. Because, however, the Final Level of at least one Reference Asset is below its Coupon Barrier Level, you will not receive a Contingent Coupon on the Maturity Date.

PPS-6

Example 4: The Final Level of the EURO STOXX 50 Index is 130.00 and the Final Level of the Biotechnology Fund is 50.00.

Because the Biotechnology Fund has the lower Reference Asset Return, the Biotechnology Fund is the Lesser Performing Reference Asset.  Because the Final Level of the Lesser Performing Reference Asset is less than its Barrier Level, you will receive a payment at maturity of $500.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of Lesser Performing Reference Asset]

$1,000 + [$1,000 x -50.00%] = $500.00

In addition, because the Final Level of at least one Reference Asset is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the Maturity Date.

Example 5: The Final Level of the EURO STOXX 50 Index is 40.00 and the Final Level of the Biotechnology Fund is 50.00.

Because the EURO STOXX 50 Index has the lower Reference Asset Return, the EURO STOXX 50 Index is the Lesser Performing Reference Asset.  Because the Final Level of the Lesser Performing Reference Asset is less than its Barrier Level, you will receive a payment at maturity of $400.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of the Lesser Performing Reference Asset]

$1,000 + [$1,000 x -60.00%] = $400.00

In addition, because the Final Level of at least one Reference Asset is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the Maturity Date

Examples 4 and 5 demonstrate that, if the Notes are not automatically called and if the Final Level of the Lesser Performing Reference Asset is less than its Barrier Level, your investment in the Notes will be fully exposed to the negative performance of the Lesser Performing Reference Asset. You will not benefit in any way from the Reference Asset Return of the other Reference Asset being higher than the Reference Asset Return of the Lesser Performing Reference Asset.

If the Notes are not automatically called prior to maturity, you may lose up to 100% of the principal amount of your Notes.

PPS-7

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Assets or their components.  These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings of the prospectus supplement:

•    “Risk Factors—Risks Relating to the Securities Generally”; and

•    “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities”

In addition to the risks described above, you should consider the following:

•      Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal.  The payment at maturity depends on whether the Final Level of the Lesser Performing Reference Asset is less than its Barrier Level.  If the Final Level of the Lesser Performing Reference Asset is less than its Barrier Level, your Notes will be fully exposed to the decline of such Reference Asset from its Initial Level to its Final Level and you will lose some or all of your principal. You may lose up to 100% of the principal amount of your Notes.

•      Potential Return Limited to the Contingent Coupons—The positive return on the Notes is limited to the Contingent Coupons, if any, that may be payable during the term of the Notes.  You will not participate in any appreciation in the level of either Reference Asset and you will not receive more than the principal amount of your Notes at maturity (plus a Contingent Coupon if one is payable in respect of the Final Valuation Date) even if the Reference Asset Return of one or both Indices is positive.

Based on the stated term of the Notes, the maximum amount of Contingent Coupons that you may receive is $1,000.00 per $1,000 principal amount Note (or 100.00% of the principal amount of your Notes). You will receive this maximum amount of Contingent Coupons only if (a) the Closing Level of each Reference Asset on each Observation Date equals or exceeds its Coupon Barrier Level and (b) an Automatic Call never occurs. The actual amount of Contingent Coupons that you receive may be substantially less than this amount, and may be as low as zero (as described immediately below).

•      You May Not Receive any Contingent Coupon Payments on the Notes—You will receive a Contingent Coupon on a Contingent Coupon Payment Date only if the Closing Level of each Reference Asset on the related Observation Date is equal to or greater than its respective Coupon Barrier Level. If the Closing Level of either Reference Asset on an Observation Date is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date. Because each Reference Asset must close at or above its Coupon Barrier Level on an Observation Date in order for a Contingent Coupon to become payable, it is more likely that you will not receive Contingent Coupons than would have been the case had the Notes been linked to only one of the Reference Assets. If the Closing Level of at least one Reference Asset is less than its respective Coupon Barrier Level on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

•      The Notes are Subject to Volatility Risk—Volatility is a measure of the magnitude of the movements of the price of an asset (or level of an index) over a period of time. The Contingent Coupon is based on a number of factors, including the expected volatility of the Reference Assets. The Contingent Coupon is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would have been had the expected volatility of the Reference Assets been lower. As volatility of a Reference Asset increases, there will typically be a greater likelihood that (a) the Closing Level of that Reference Asset on one or more Observation Dates will be less than its Coupon Barrier Level and (b) the Final Level of that Reference Asset will be less than its Barrier Level.

Accordingly, you should understand that the Contingent Coupon reflects, among other things, an indication of a greater likelihood that you will (a) not receive Contingent Coupons with respect to one or more Observation Dates and/or (b) incur a loss of principal at maturity than would have been the case had the Contingent Coupon been lower. In addition, actual volatility over the term of the Notes may be significantly higher than expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, you will face an even greater risk that you will not receive Contingent Coupons and/or that you will lose some or all of your principal at maturity for the reasons described above.

•      Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this preliminary pricing supplement, the Notes will be automatically called if the Closing Level of each Reference Asset on any Observation Date prior to the Final Valuation Date is equal to or greater than its Initial Level. Accordingly, the term of the Notes may be as short as approximately six months.

The Redemption Price that you receive on a Call Settlement Date, together with any Contingent Coupons that you may have received on prior Contingent Coupon Payment Dates, may be less than the aggregate amount of payments that you would have received had you held your Notes to maturity. You may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No additional payments will be due after the relevant Call Settlement Date.  The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold.

PPS-8

•      If Your Notes are not Automatically Called Prior to Maturity, the Payment at Maturity is not Based on the Level of either Reference Asset at any Time Other than the Closing Level of the Lesser Performing Reference Asset on the Final Valuation Date—The Final Levels and Reference Asset Returns will be based solely on the Closing Levels of the Reference Assets on the Final Valuation Date.  Accordingly, if the level of the Lesser Performing Reference Asset drops precipitously on the Final Valuation Date, the payment at maturity that you will receive, if any, may be significantly less than it would have been had your payment at maturity been linked to the level of such Reference Asset at a time prior to such drop.

If your Notes are not automatically called prior to maturity, your payment at maturity will be based solely on the Reference Asset Return of the Lesser Performing Reference Asset. If the Final Level of the Lesser Performing Reference Asset is less than the Barrier Level applicable to such Reference Asset, you will lose some or all of the principal amount of your Notes. Your losses will not be limited in any way by virtue of the Reference Asset Return of the other Reference Asset being higher than the Reference Asset Return of the Lesser Performing Reference Asset.

•      Whether or Not the Notes Will be Automatically Called Prior to Maturity Will Not be Based on the Level of Either Reference Asset at Any Time Other than the Closing Levels of the Reference Assets on the applicable Observation Date—Whether or not the Notes are automatically called prior to maturity will be based solely on the Closing Levels of the Reference Assets on each Observation Date in respect of which the Notes may be called.  Accordingly, if the level of either Reference Asset drops on any Observation Date on which the Notes may be called such that the Closing Level of such Reference Asset falls below the applicable Initial Level, your Notes will not be called on such date.

•      Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes, including any Contingent Coupons and any payment upon an Automatic Call or at maturity, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•      You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this preliminary pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this preliminary pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

•      No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Biotechnology Fund or the stocks included in its underlying index or the stocks underlying the EURO STOXX 50 Index would have.

•      Certain Features of Exchange-Traded Funds Will Impact the Value of the Biotechnology Fund and the Value of the Notes:

o      Management Risk.  This is the risk that the investment strategy for the Biotechnology Fund, the implementation of which is subject to a number of constraints, may not produce the intended results.  An investment in an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices.  Because, however, the Biotechnology Fund is not “actively” managed, it generally does not take defensive positions in declining markets and generally will not sell a security if the issuer of such security was in financial trouble. Accordingly, the performance of the Biotechnology Fund could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

o      Derivatives Risk.  The Biotechnology Fund may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives.  A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index.  Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Biotechnology Fund’s losses, and, as a consequence, the losses on your Notes, may be greater than if the Biotechnology Fund invested only in conventional securities.

PPS-9

o      Tracking and Underperformance Risk (Particularly in Periods of Market Volatility). The performance of the Biotechnology Fund may not replicate the performance of, and may underperform, its underlying index.  The Biotechnology Fund will reflect transaction costs and fees that will reduce its relative performance.

Moreover, it is also possible that the Biotechnology Fund may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index due to differences in trading hours between the Biotechnology Fund and its underlying index or due to other circumstances. During periods of market volatility, securities underlying the Biotechnology Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Biotechnology Fund and the liquidity of the Biotechnology Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Biotechnology Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Biotechnology Fund. As a result, under these circumstances, the market value of the Biotechnology Fund may vary substantially from the net asset value per share of the Biotechnology Fund. This variation in performance is called “tracking error” and, at times, the tracking error may be significant.

•      The Notes are Subject to Risks Associated with the Biotechnology Industry—The Biotechnology Fund generally invests substantially all of its assets in securities included in the NASADAQ Biotechnology Index.  All of the stocks included in the NASDAQ Biotechnology Index are issued by companies involved in the biotechnology industry.  As a result, the stocks that will, under normal market conditions, determine the performance of the Biotechnology Fund are generally concentrated in one industry.  The performance of companies that operate in the biotechnology industry is subject to a number of complex and unpredictable factors such as industry competition, government action and regulation and supply and demand for the products and services offered by such companies. Negative developments in the biotechnology industry may have a negative effect on the Biotechnology Fund and, in turn, may have an adverse effect on the value of the Notes.

•      The Notes are Subject to Risks Associated with Non-U.S. Securities Markets—The component securities of the EURO STOXX 50 Index and some of the securities held by the Biotechnology ETF are issued by non-U.S. issuers. Securities issued by non-U.S. companies in non-U.S. securities markets may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks than securities issued by U.S. companies, which may have a negative impact on the performance of the financial products linked to such securities, including the Notes.  The public availability of information concerning the issuers of such securities will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators.  In addition, the issuers of these securities may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•      The Notes are Subject to Currency Exchange Risk—The component securities of the EURO STOXX 50 Index and some of the securities held by the Biotechnology Fund are traded and quoted in foreign currencies on non-U.S. markets. Therefore, you will be exposed to currency exchange rate risk with respect to the currencies in which such securities are denominated.  Currency exchange rates may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments.

If the value of the currencies If the value of the currencies in which securities comprising the EURO STOXX 50 Index are denominated strengthen against the U.S. dollar during the term of your Notes, you may not obtain the benefit of that increase, which you would have had you owned such securities directly. In addition, the value of the Biotechnology Fund will depend in part on the U.S. dollar value of non-U.S. equity securities held in its portfolio. If the dollar strengthens against the currencies in which securities are denominated, the value of the Biotechnology Fund’s portfolio may be adversely affected, which is expected have an adverse effect on the price per share of the Biotechnology Fund and the value of your Notes.

•      Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes—The level of each Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes.  The historical correlation between the Reference Assets is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of either Reference Asset.

•      The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

PPS-10

•      The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•      The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•      The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•      The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•      We and Our Affiliates’ May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

We and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Reference Assets or their components. In any such market making, trading and hedging activity, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes.  For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes.  As Calculation Agent, we will determine any values of the Reference Assets and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make certain discretionary judgments relating to the Reference Assets and the Notes. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

PPS-11

•      Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•      Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) require you to accrue income in respect of the Notes even if you do not receive any payments with respect to the Notes until redemption or maturity and (ii) require you to accrue income in respect of the Notes in excess of any Contingent Coupons you receive on the Notes.  The outcome of this process is uncertain.  In addition, any character mismatch arising from your inclusion of ordinary income in respect of any Contingent Coupons and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•      Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o      the level of the EURO STOXX 50 Index, the market price of the Biotechnology Fund and the components of its underlying index and the components of the EURO STOXX 50 Index;

o      the expected volatility of the Biotechnology Fund, the components of its underlying index, the EURO STOXX 50 Index and the components of the EURO STOXX 50 Index;

o      the time to maturity of the Notes;

o      the dividend rate on the Biotechnology Fund, the components of its underlying index and the components of the EURO STOXX 50 Index;

o      interest and yield rates in the market generally;

o      a variety of economic, financial, political, regulatory or judicial events;

o      supply and demand for the Notes; and

o      our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS-12

INFORMATION REGARDING THE REFERENCE ASSETS

The EURO STOXX 50® Index

The EURO STOXX 50 Index is composed of 50 component stocks of market sector leaders in terms of free-float market capitalization from within the 19 EURO STOXX® Supersector indices, which includes stocks selected from 12 Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain.

For more information about the EURO STOXX 50 Index, the index sponsor and license agreement between the index sponsor and the Issuer, please see “Indices—The EURO STOXX 50 Index” beginning on page IS-5 of the accompanying index supplement.

Historical Performance of the EURO STOXX 50 Index

The table below shows the high, low and final Closing Levels of the EURO STOXX 50 Index for each of the periods noted below. The graph below graph sets forth the historical performance of the EURO STOXX 50 Index based on daily Closing Levels from January 1, 2012 through March 22, 2017. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2012	2,608.42	2,286.45	2,477.28
June 30, 2012	2,501.18	2,068.66	2,264.72
September 30, 2012	2,594.56	2,151.54	2,454.26
December 31, 2012	2,659.95	2,427.32	2,635.93
March 31, 2013	2,749.27	2,570.52	2,624.02
June 30, 2013	2,835.87	2,511.83	2,602.59
September 30, 2013	2,936.20	2,570.76	2,893.15
December 31, 2013	3,111.37	2,902.12	3,109.00
March 31, 2014	3,172.43	2,962.49	3,161.60
June 30, 2014	3,314.80	3,091.52	3,228.24
September 30, 2014	3,289.75	3,006.83	3,225.93
December 31, 2014	3,277.38	2,874.65	3,146.43
March 31, 2015	3,731.35	3,007.91	3,697.38
June 30, 2015	3,828.78	3,424.30	3,424.30
September 30, 2015	3,686.58	3,019.34	3,100.67
December 31, 2015	3,506.45	3,069.05	3,267.52
March 31, 2016	3,178.01	2,680.35	3,004.93
June 30, 2016	3,151.69	2,697.44	2,864.74
September 30, 2016	3,091.66	2,761.37	3,002.24
December 31, 2016	3,290.52	2,954.53	3,290.52
March 22, 2017*	3,448.41	3,230.68	3,420.70
* For the period beginning on January 1, 2017 and ending on March 22, 2017

Historical Performance of the EURO STOXX 50® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-13

The iShares® Nasdaq Biotechnology ETF

We have derived all information contained in this pricing supplement regarding the Biotechnology Fund, including, without limitation, its make-up, method of calculation and changes in its components, from the Biotechnology Fund’s prospectus dated August 1, 2016 and other publicly available information.

We have not independently verified the information in the Biotechnology Fund’s prospectus or any other publicly available information regarding the Biotechnology Fund.  Such information reflects the policies of, and is subject to change by BlackRock Inc. and its affiliates (collectively, “BlackRock”).  The Biotechnology Fund is a separate investment portfolio maintained and managed by iShares® Trust.  BlackRock Fund Advisors (“BFA”) is currently the investment adviser to the Biotechnology Fund.

The Biotechnology Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “IBB”.

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the Biotechnology Fund.  Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov.  For additional information regarding iShares® Trust, BFA and the Biotechnology Fund, please see the prospectus for the Biotechnology Fund.  In addition, information about iShares® and the Biotechnology Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com.  We have not undertaken any independent review or due diligence of the SEC filings of the iShares® Trust, any information contained on the iShares® website or of any other publicly available information about the Biotechnology Fund.  Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The Biotechnology Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of biotechnology and pharmaceutical equities listed on NASDAQ, as measured by the NASDAQ Biotechnology Index. For more information about the NASDAQ Biotechnology Index, please see “—The NASDAQ Biotechnology Index” below.

As of March 22 2017, the Biotechnology Fund’s top holdings by sector were Biotechnology (81.51%), Pharmaceuticals (10.87%) and Life Science Tools and Services (7.25%).

The Biotechnology Fund uses a representative sampling indexing strategy to try to track the NASDAQ Biotechnology Index.  The Biotechnology Fund generally invests at least 90% of its assets in securities of the NASDAQ Biotechnology Index and depository receipts representing securities in the NASDAQ Biotechnology Index.  In addition, the Biotechnology Fund may invest up to 10% of its assets in other securities, including securities not in the NASDAQ Biotechnology Index, but which BFA believes will help the Biotechnology Fund track such index, futures contracts, options on futures contracts, other types of options and swaps related to the NASDAQ Biotechnology Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

Representative Sampling

As noted above, the Biotechnology Fund pursues a “representative sampling” indexing strategy in attempting to track the performance of the NASDAQ Biotechnology Index. Representative sampling means that the Biotechnology Fund generally invests in a representative sample of securities that collectively has an investment profile similar to that of the NASDAQ Biotechnology Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the NASDAQ Biotechnology Index. The Biotechnology Fund may or may not hold all of the securities in the NASDAQ Biotechnology Index.

Correlation and Tracking Error

The NASDAQ Biotechnology Index is a theoretical financial calculation, while the Biotechnology Fund is an actual investment portfolio. The performance of the Biotechnology Fund and the NASDAQ Biotechnology Index will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is generally referred to as “tracking error”.

Industry Concentration Policy

The Biotechnology Fund will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the NASDAQ Biotechnology Index is concentrated.  For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

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The NASDAQ Biotechnology Index

We have derived all information contained in this preliminary pricing supplement regarding the NASDAQ Biotechnology Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, NASDAQ OMX Group, Inc. (“NASDAQ OMX”). Further, NASDAQ OMX has no obligation to continue to publish, and may discontinue or suspend the publication of, the NASDAQ Biotechnology Index at any time.

The NASDAQ Biotechnology Index is calculated, published and disseminated by NASDAQ OMX and is designed to measure the performance of equity securities listed on NASDAQ that are classified as either biotechnology or pharmaceuticals according to the Industry Classification Benchmark (“ICB”) and that also satisfy certain eligibility criteria.

Index Calculation

The NASDAQ Biotechnology Index is calculated under a modified capitalization weighted methodology. On November 1, 1993, the NASDAQ Biotechnology Index began with a base value of 200.00. The value of the NASDAQ Biotechnology Index equals the aggregate value of the Index share weights of each of the securities included in the NASDAQ Biotechnology Index multiplied by each such security’s last sale price, and divided by the divisor of the NASDAQ Biotechnology Index. The divisor serves the purpose of scaling such aggregate value to a lower order of magnitude which is more desirable for reporting purposes.

Eligibility Criteria

To be eligible for inclusion in the NASDAQ Biotechnology Index, a security must be listed on NASDAQ. Eligibility for the NASDAQ Biotechnology Index is limited to specific security types only. The security types eligible for inclusion include common stocks, ordinary shares, American Depositary Receipts, and shares of beneficial interest or limited partnership interests.

To be eligible for inclusion, a security must also meet the following criteria:

•                  the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);

•                  the issuer of the security must be classified according to the ICB as either biotechnology or pharmaceuticals;

•                  the security may not be issued by an issuer currently in bankruptcy proceedings;

•                  the security must have a market capitalization of at least $200 million;

•                  the security must have an average daily trading volume of at least 100,000 shares;

•                  the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being eligible for inclusion;

•                  the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and

•                  the issuer of the security must be “seasoned” on NASDAQ, the New York Stock Exchange or NYSE Amex (generally, a company is considered to be seasoned if it has been listed on a market for at least three full months, excluding the first month of initial listing)

Annual Evaluation

The component securities are evaluated annually in December. The eligibility criteria are applied using market data through the end of October and are updated for total shares outstanding submitted in publicly filed SEC documents through the end of November. Included securities that do not satisfy the eligibility criteria are removed, and eligible securities not currently included are added. Security additions and deletions are made effective after the close of trading on the third Friday in December.

Moreover, if at any time during the year other than at the annual evaluation an included security no longer satisfies the eligibility criteria, or is otherwise determined to have become ineligible for continued inclusion, the security is removed and will not be replaced.

Index Maintenance

In addition to the annual evaluation, the securities included in the NASDAQ Biotechnology Index are monitored on a daily basis by NASDAQ OMX with respect to changes in price and/or total shares outstanding arising from corporate events such as stock dividends, stock splits, certain spin-offs and rights issuances, or other corporate actions. Index share weights for included securities that are affected by corporate actions are adjusted by the same percentage amount by which the total shares outstanding of such securities have changed. If the change in total shares outstanding arising from a corporate action is greater than or equal to 10.0%, the change is made as soon as practicable. Otherwise, if the change in total shares outstanding is less than 10.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in March, June, September and December.

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Index Rebalancing

The NASDAQ Biotechnology Index employs a modified market capitalization weighting methodology. At each quarter, the NASDAQ Biotechnology Index is rebalanced such that the maximum weight of any security included in the Index does not exceed 8% and no more than 5 securities are at that cap. The excess weight of any capped security is distributed proportionally across the remaining securities included in the Index. If, after such redistribution, any of the 5 highest ranked securities included in the NASDAQ Biotechnology Index are weighted below 8%, these securities are not capped. Next, any remaining securities included in the NASDAQ Biotechnology Index in excess of 4% are capped at 4% and the excess weight is redistributed proportionally across the remaining included securities. The process is repeated, if necessary, to derive the final weights.

The modified market capitalization weighting methodology is applied to the capitalization of each included security, using the last sale price of such security at the close of trading on the last trading day in February, May, August and November and after applying quarterly changes to the total shares outstanding of such security. Index share weights are then calculated by multiplying the weight of the security derived above by the new market value of the NASDAQ Biotechnology Index and dividing the modified market capitalization for each included security included by its corresponding last sale price. The changes are effective after trading on the third Friday in March, June, September and December.

Disclaimer

iShares® and BlackRock® are registered trademarks of Blackrock. BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Historical Performance of the Biotechnology Fund

The table below shows the high, low and final Closing Price of the Biotechnology Fund for each of the periods noted below. The graph below sets forth the historical performance of the Biotechnology Fund based on daily Closing Prices from January 1, 2012 through March 22, 2017. We obtained the Closing Prices listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High($)	Quarterly Low($)	Quarterly Close($)
March 31, 2012	124.09	104.91	123.30
June 30, 2012	129.98	117.74	129.96
September 30, 2012	144.75	129.47	142.43
December 31, 2012	147.15	128.41	137.22
March 31, 2013	159.93	141.62	159.93
June 30, 2013	186.24	159.48	173.88
September 30, 2013	211.56	178.26	209.60
December 31, 2013	227.24	194.19	227.06
March 31, 2014	273.23	223.82	236.45
June 30, 2014	257.03	215.37	257.03
September 30, 2014	279.29	243.07	273.63
December 31, 2014	317.20	255.27	303.35
March 31, 2015	366.52	300.81	343.43
June 30, 2015	383.25	333.66	368.97
September 30, 2015	398.00	289.48	303.33
December 31, 2015	343.11	298.76	338.33
March 31, 2016	326.96	244.04	260.81
June 30, 2016	288.34	241.49	257.34
September 30, 2016	300.08	260.39	289.46
December 31, 2016	293.09	246.87	265.38
March 22, 2017*	302.49	270.01	289.92
* For the period beginning on January 1, 2017 and ending on March 22, 2017

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Historical Performance of the iShares® Nasdaq Biotechnology ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus supplement.  Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).  In addition, this discussion does not apply to you if you purchase your Notes for less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a contingent income-bearing derivative contract with respect to the Reference Assets.

If your Notes are properly treated as a contingent income-bearing derivative contract, you will likely be taxed on any Contingent Coupons you receive on the Notes as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.  In addition, you should recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference (if any) between the amount you receive at such time and your tax basis in the Notes.  Except as described below, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year, and otherwise should generally be short-term capital gain or loss. Short-term capital gains are generally subject to the marginal tax rates applicable to ordinary income.  However, it is possible that you should recognize ordinary income upon the sale of your Notes to the extent a portion of the sale proceeds relates to accrued Contingent Coupons that you have not yet included in ordinary income.  Any character mismatch arising from your inclusion of ordinary income in respect of any Contingent Coupons and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.  This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN.  ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Alternative Treatments.  As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.  Other alternative treatments for your Notes may also be possible under current law.  For example, it is possible that the Notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments.  Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the Contingent Coupons (if any) that are paid on the Notes.  You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule.  In addition, any gain you may recognize on the sale, redemption or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss.  You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Assets that is issued by you to us.  You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes and the Contingent Coupons to be paid on the Notes as well as other possible alternative characterizations, please see the discussion under the heading “Material U.S. Federal Income Tax Consequences—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

Non-U.S. Holders.  Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes.  However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Contingent Coupons at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding.  If Barclays elects to withhold and you have provided Barclays with a valid Internal

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Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any Contingent Coupons it pays to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty.  Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Material U.S. Federal Income Tax Consequences—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders—Section 871(m) Withholding.”  The Treasury Department has issued regulations under Section 871(m) of the Internal Revenue Code which impose U.S. federal withholding tax on “dividend equivalent” payments made on certain contracts linked to U.S. corporations that are owned by non-U.S. holders.  However, the IRS has issued a Notice which states that the Section 871(m) regulations will only apply to a contract that is issued before January 1, 2018 if the contract is a “delta-one” contract (i.e., a contract that provides for “delta-one” exposure to underlying U.S. corporations).  We have determined that the Notes are not “delta-one” contracts for this purpose, and we therefore believe, and intend to take the position, that payments on the Notes should not be subject to Section 871(m) withholding tax.

However, a non-U.S. holder could nevertheless be subject to Section 871(m) tax in respect of the Notes if (a) the holder’s position under the Notes would be “delta-one” when combined with other related positions that are held by the holder or (b) if a principal purpose for the holder’s investment in Notes is to avoid the application of Section 871(m), in which case a special Section 871(m) anti-abuse rule could apply to the holder’s investment in the Notes.  Non-U.S. holders are urged to consult their tax advisors regarding the application of Section 871(m) to the Notes and the possibility that the combination rule or anti-abuse rule could apply to their investment in the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

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